Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF PSB HOLDINGS, INC.

These Second Amended and Restated Articles of Incorporation of PSB Holdings, Inc. are executed by the undersigned to supersede and replace the heretofore existing Amended and Articles of Incorporation of PSB Holdings, Inc., as amended, a corporation organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE I

Name

The name of the corporation (hereinafter, the “Corporation”) is PSB Holdings, Inc.

ARTICLE II

Specific Purpose

The Corporation is organized for the purpose of acting as a bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended, and for any other lawful purpose.

ARTICLE III

Authorized Shares

The aggregate number of shares which the Corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class and the par value thereof per share, shall be as follows:

Designation of Class	Par Value Per Share	Authorized Number of Shares
Common Stock	$0.00	3,000,000
Preferred Stock	$0.00	30,000

Any and all such shares of Common Stock and Preferred Stock may be issued for such consideration as shall be fixed from time to time by the Board of Directors.

The preferences, limitations and relative rights of shares of each class of stock shall be as follows:

A.

Common Stock

(1)

Voting.  Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to shares of Preferred Stock as provided in subparagraph (b) of paragraph (1) of Section B, below, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes.  Except as otherwise provided by law, upon any such vote, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such shareholder.

(2)

Dividends.  Subject to the provisions of paragraph (4) of Section B, below, the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors of the Corporation, in its discretion, out of any funds of the Corporation at the time legally available for payment of dividends on Common Stock.

(3)

Liquidation.  In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after there have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts, if any, to which they are entitled as provided in paragraph (5) of Section B, below, the holders of outstanding shares of Common Stock shall be entitled to share ratably, according to the number of shares held by each, in the remaining assets of the Corporation available for distribution.

B.

Preferred Stock

(1)

Series and Variations Between Series.  The Preferred Stock may from time to time as hereinafter provided be divided into and issued in one or more series, and the Board of Directors is hereby expressly authorized to establish one or more series, to fix and determine the variations as among series and to fix and determine, prior to the issuance of any shares of a particular series, the following designations, terms, limitations and relative rights and preferences of such series:

(a)

The designations of such series and the number of shares which shall constitute such series, which number may at any time, or from time to time, be increased or decreased (but not below the number of shares thereof then outstanding) by the Board of Directors unless the Board of Directors shall have otherwise provided in establishing such series;

(b)

Whether and to what extent the shares of that series shall have voting rights, in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;

(c)

The yearly rate of dividends, if any, on the shares of such series, the dates in each year upon which such dividend shall be payable and, the date or dates from which any such dividend shall be cumulative;

(d)

The amount per share payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e)

The terms, if any, on which the shares of such series shall be redeemable, and, if redeemable, the amount per share payable thereon in the case of the redemption thereof (which amount may vary for (i) shares redeemed on different dates; and (ii) shares redeemed through the operation of a sinking fund, if any, applicable to such shares, from the amount payable with respect to shares otherwise redeemed);

(f)

The extent to and manner in which a sinking fund, if any, shall be applied to the redemption or purchase of the shares of such series, and the terms and provisions relative to the operation of such fund;

(g)

The terms, if any, on which the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class and, if so convertible, the price or prices or the rate or rates of conversion, including the method, if any, for adjustments of such prices or rates, and any other terms and conditions applicable thereto; and

(h)

Such other terms, limitations and relative rights and preferences, if any, of such series as the Board of Directors may lawfully fix and determine and as shall not be inconsistent with the laws of the State of Wisconsin or these Second Amended and Restated Articles of Incorporation.

(2)

Redemption Right.  Shares of Preferred Stock may be issued which are redeemable by the Corporation at the price determined by the Board of Directors for shares of each series as provided in subparagraph (e) of paragraph (1) of this Section B, above.

(3)

Conversion of Preferred Stock.  Shares of Preferred Stock may be issued which are convertible into shares of Common Stock or shares of any other series of Preferred Stock on the terms and conditions determined by the Board of Directors for shares of each series as provided in subparagraph (g) of paragraph (1) of this Section B, above.

(4)

Dividends.  Shares of Preferred Stock may be issued which entitle the holders thereof to cumulative, noncumulative or partially cumulative dividends.  The holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate fixed by the Board of Directors with respect to each series of shares and no more.  Such dividends shall be payable on such dates and in respect of such periods in such year as may be fixed by the Board of Directors to the holders of record thereof on such date as may be determined by the Board of Directors.  Such dividends shall be paid or declared and set apart for payment for each dividend period before any dividend

(other than a dividend payable solely in Common Stock) for the same period shall be paid upon or set apart for payment on the Common Stock, and, if dividends on the Preferred Stock shall be cumulative or partially cumulative, all unpaid dividends thereon for any past dividend period shall be fully paid or declared and set apart for payment, but without interest, before any dividend (other than a dividend payable solely in Common Stock) shall be paid upon or set apart for payment on the Common Stock.  The holders of Preferred Stock shall not, however, be entitled to participate in any other or additional earnings or profits of the Corporation, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up.

(5)

Liquidation.  In the event of liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of shares of Preferred Stock shall be entitled to be paid the full amount payable on such shares upon the liquidation, dissolution or winding up of the Corporation fixed by the Board of Directors with respect to such shares as provided in subparagraph (d) of paragraph (1) of this Section B, above, before any amount shall be paid to the holders of the Common Stock.

(6)

Reissue of Shares.  Shares of the Preferred Stock which shall have been converted, redeemed, purchased or otherwise acquired by the Corporation, whether through the operation of a sinking fund or otherwise, shall be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the Preferred Stock other than the series of which they were originally a part.

ARTICLE IV

Registered Office and Registered Agent

The street address of the Corporation's registered office located in Wisconsin is 1905 West Stewart Avenue, Wausau, Wisconsin, 54401.  The name of the Corporation's registered agent at this address is Scott M. Cattanach.

ARTICLE V

Directors

The Board of Directors of this Corporation shall consist of not less than five members nor more than seventeen members.  The initial Board of Directors shall consist of ten members.  The number of directors may be fixed, from time to time and within the limits prescribed herein, by resolution of the Board of Directors.

ARTICLE VI

Mergers, Consolidations Sale or Share Exchange

The affirmative vote or consent of the holders of two-thirds of all voting groups of this Corporation entitled to vote in elections of directors shall be required for (a) the adoption of any agreement for the merger or consolidation of this Corporation with or into any other corporation, (b) the sale of all or substantially all of the assets of this Corporation, or (c) approval of a plan of share exchange of the stock of this Corporation in addition to the vote or consent of the holders of the stock of this Corporation otherwise required by law.

ARTICLE VII

Amendment of Articles

An amendment of these Second Amended and Restated Articles of Incorporation shall be effective only if such amendment shall have received the affirmative vote of two-thirds of all voting groups of this Corporation entitled to vote in the election of directors in addition to the vote or consent of the holders of the stock of this Corporation otherwise required by law.

ARTICLE VIII

Supersession of Previous Articles

These Second Amended and Restated Articles of Incorporation shall supersede and take the place of the heretofore existing Amended and Restated Articles of Incorporation of the Corporation and all amendments thereto.

Executed this 12th day of December, 2008.

PSB HOLDINGS, INC.

By:

SCOTT M. CATTANACH

Scott M. Cattanach, Treasurer

This instrument was drafted by:

Brian T. Grill

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202